Exhibit 99.1

RISK FACTORS

We completed the acquisition of InstaMortgage prior to receiving certain state regulatory approvals, which could adversely affect our business, results of operations and financial condition.

InstaMortgage is a licensed mortgage company in more than 30 states.  A number of these states require the regulatory authority that licenses the mortgage companies it supervises to approve their acquisitions before they are consummated.  We completed the acquisition of InstaMortgage prior to receiving required approvals from regulatory authorities in two states.  The applications for these two approvals remain pending and we continue to work to obtain the required approvals. These two states accounted for approximately 0.82% and 20.49%, respectively, of InstaMortgage’s loan origination volume for the six months ended June 30, 2026, and approximately 1.93% and 22.59%, respectively, for the year ended December 31, 2025.  InstaMortgage may cease conducting business in one or both of these states while the approval applications are pending.

There can be no assurance that the regulatory authorities will grant the requested approvals or, if granted, that such approvals will not be subject to conditions or restrictions. In addition, the regulatory authorities could determine that consummation of the acquisition prior to receipt of the required approvals did not comply with applicable law. As a result, we or InstaMortgage could be subject to material fines or penalties, restrictions on InstaMortgage’s ability to conduct business in one or both of these states or other regulatory or enforcement actions. If we are unable to obtain the required approvals, or if InstaMortgage is required to limit, suspend or cease operations in one or both of these states, our business, financial condition and results of operations could be materially and adversely affected.